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Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-75134 of Genta Incorporated on Form S-3 filed on December 14, 2001, of our report dated April 15, 1999, with respect to the financial statements of Genta Jago Technologies B.V., appearing in the Annual Report on Form 10-K of Genta Incorporated for the year ended December 31, 2000 (which report expresses an unqualified opinion and includes an explanatory paragraph which indicates that there are matters that raise substantial doubt about the Company's ability to continue as a going concern), which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such document.


/s/ DELOITTE & TOUCHE LTD

Basle, Switzerland
January 7, 2002